Exhibit 99.1
a.k.a. Brands Holding Corp. Reports Fourth Quarter and Full Year 2025 Financial Results
Delivers Another Consecutive Year of Net Sales Growth; Expands Gross Margin and Enters 2026 with Strengthening Momentum
Princess Polly Announces Eight New U.S. Store Leases

SAN FRANCISCO – March 5, 2026 – a.k.a. Brands Holding Corp. (NYSE: AKA), a portfolio of next generation fashion brands, today announced financial results for the fourth quarter and full year ended December 31, 2025.
Fourth Quarter Financial Highlights
•Net sales increased 3.1% to $164.0 million, compared to $159.0 million in the fourth quarter of 2024; up 2.8% on a constant currency basis1.
•In the U.S., net sales increased 5.3% compared to the fourth quarter of 2024.
•Net loss was $(14.5) million, or $(1.35) per share, in the fourth quarter of 2025, compared to net loss of $(9.4) million, or $(0.88) per share, in the fourth quarter of 2024.
•Adjusted EBITDA2 was $2.5 million, or 1.5% of net sales, compared to $6.2 million, or 3.9% of net sales in the fourth quarter of 2024.
Fiscal 2025 Financial Highlights
•Net sales increased 4.4% to $600.2 million, compared to $574.7 million in 2024; and increased 5.0% on a constant currency basis1.
•Net loss was $(31.4) million, or $(2.93) per share, compared to net loss of $(26.0) million, or $(2.46) per share, in 2024.
•Adjusted EBITDA2 was $19.7 million, or 3.3% of net sales, compared to $23.3 million, or 4.1% of net sales in 2024.
“We’re pleased with the progress we made in 2025 as we continued to execute against our strategic priorities and strengthen the foundation of the business,” said Ciaran Long, Chief Executive Officer of a.k.a. Brands. “We delivered another year of growth, with net sales increasing 4.4% to $600 million, including 7% growth in the U.S., which is now up 25% on a two-year stack. During the year, we diversified our supply chain, reduced inventory by 10%, opened eight new Princess Polly stores and continued to invest in our brands. Importantly, we expanded gross margin by 30 basis points despite a dynamic trade environment.”
“We enter 2026 from a position of strength, with growing momentum across the brands and mid-single-digit net sales growth quarter to date,” Long continued. “We remain focused on driving direct-to-consumer growth through exclusive, trend-right product and disciplined marketing. We see significant opportunity to expand our reach through targeted retail growth, including the new Princess Polly stores announced today, as well as strategic wholesale partnerships. At the same time, we are simplifying the business and embedding AI-driven tools to move faster, operate more efficiently and support margin expansion. We believe 2026 represents an inflection point for the company, and we are confident in our ability to deliver sustainable growth, expand adjusted EBITDA and create long-term shareholder value.”
In a separate press release issued today, the Company announced it has executed eight new Princess Polly store leases across the U.S., with additional locations expected to be announced throughout the year.
Fourth Quarter Financial Details
•Net sales increased 3.1% to $164.0 million, compared to $159.0 million in the fourth quarter of 2024. On a constant currency1 basis, net sales increased 2.8%.
1 In order to provide a framework for assessing the performance of our underlying business, excluding the effects of foreign currency rate fluctuations, we compare the percent change in the results from one period to another period using a constant currency methodology wherein current and comparative prior period results for our operations reporting in currencies other than U.S. dollars are converted into U.S. dollars at constant exchange rates (i.e., the rates in effect on December 31, 2024, which was the last day of our prior fiscal year) rather than the actual exchange rates in effect during the respective periods.
2 See additional information at the end of this release regarding non-GAAP financial measures.

•Gross margin was 55.6% in the fourth quarter of 2025, compared to 55.9% in the same period last year, reflecting out-of-stocks in best-selling styles in October due to the supply chain transition.
•Selling expenses were $51.0 million, compared to $44.6 million in the fourth quarter of 2024. Selling expenses were 31.1% of net sales, compared to 28.0% of net sales in the fourth quarter of 2024, driven by the expanding retail footprint.
•Marketing expenses were $20.5 million, compared to $22.3 million in the fourth quarter of 2024. Marketing expenses were 12.5% of net sales, compared to 14.0% of net sales in the fourth quarter of 2024.
•General and administrative (“G&A”) expenses were $30.3 million, compared to $24.9 million in the fourth quarter of 2024. G&A expenses were 18.5% of net sales, compared to 15.7% of net sales in the fourth quarter of 2024. The increase in G&A expenses as a percentage of net sales was primarily due to an increase in non-routine legal matters.
•Adjusted EBITDA2 was $2.5 million, or 1.5% of net sales, compared to $6.2 million, or 3.9% of net sales in the fourth quarter of 2024.
Full year 2025 financial details are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.
Balance Sheet and Cash Flow
•Cash and cash equivalents at the end of the fourth quarter totaled $20.3 million, compared to $24.2 million at the end of the fourth quarter of 2024.
•Inventory at the end of the fourth quarter totaled $86.2 million, compared to $95.8 million at the end of the fourth quarter of 2024.
•Debt at the end of the fourth quarter totaled $111.1 million, compared to $111.7 million at the end of the fourth quarter of 2024.
•Cash flow provided by operations for the year ended December 31, 2025 was $16.4 million, compared to cash provided by operations of $0.7 million for the year ended December 31, 2024. The increase was primarily driven by more sell through of inventory in 2025, as compared to 2024.
Outlook
For the full year fiscal 2026, the Company expects:
•Net sales between $625 million and $635 million
•Adjusted EBITDA3 between $27 million and $29 million
•Weighted average diluted share count of 11 million
•Capital expenditures of approximately $18 million to $20 million
For the first quarter of 2026, the Company expects:
•Net sales between $130 million and $132 million
•Adjusted EBITDA3 between $1.5 million and $2.0 million
•Weighted average diluted share count of 10.8 million

The outlook above contemplates the tariff rates in place exiting 2025, and does not include the impact of any potential refunds as a result of the Supreme Court’s decision to overturn the IEEPA tariffs. The guidance and forward-looking statements made in this press release and on the conference call are based on management's expectations as of the date of this press release. See “Forward-Looking Statements” for additional information.
3 The Company has not provided a quantitative reconciliation of its Adjusted EBITDA outlook to a GAAP net income (loss) outlook because it is unable, without making unreasonable efforts, to project certain reconciling items. These items include, but are not limited to, future equity-based compensation expense, income taxes, interest expense and transaction costs. These items are inherently variable and uncertain and depend on various factors, some of which are outside of the Company’s control or ability to predict. See additional information at the end of this release regarding non-GAAP financial measures.

Conference Call
A conference call to discuss the Company’s fourth quarter and full year 2025 results is scheduled for March 5, 2026, at 4:30 p.m. ET. a.k.a. Brands’ webcast will be available via the company website at ir.aka-brands.com. Analysts and investors may call in on (877) 858-5495 or (201) 689-8853. A replay of the conference call will be available approximately three hours after the conclusion of the call on the Company’s website at ir.aka-brands.com or by dialing (877) 660-6853 or (201) 612-7415 for international callers, conference ID 13757915. The replay will be available until March 12, 2026.
Use of Non-GAAP Financial Measures and Other Operating Metrics
In addition to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP), management utilizes certain non-GAAP financial measures such as Adjusted EBITDA and Adjusted EBITDA margin for purposes of evaluating ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP financial measures, when reviewed collectively with our GAAP financial information, provide useful supplemental information to investors in assessing our operating performance. The non-GAAP financial measures should not be considered in isolation or as a substitute for the GAAP financial measures. The non-GAAP financial measures used by the Company may be different from similarly-titled non-GAAP financial measures used by other companies. See additional information at the end of this release regarding non-GAAP financial measures.
About a.k.a. Brands
a.k.a. Brands maintains a portfolio of global fashion brands, Princess Polly, Culture Kings, Petal and Pup and mnml. Through these brands we reach a broad audience of next-generation consumers who seek fashion inspiration on social media and primarily shop online. Our brands are hyper-focused on the customer and serving them newness and a seamless experience throughout the entire shopping journey. We leverage a data-driven ‘test, repeat & clear’ merchandising model that allows us to introduce new and exclusive fashion weekly, so our customers are always on-trend. We leverage innovative data-driven insights to authentically connect and engage with customers across the latest marketing platforms. Further, we are committed to showing up for customers wherever they shop, whether that’s online, in-stores or through wholesale channels. Leveraging our industry expertise and operational synergies, we help accelerate our brands so they can grow faster, reach broader audiences, achieve greater scale and enhance their profitability. We believe we are disrupting the status quo and pioneering a new approach to fashion.
Forward-Looking Statements
Certain statements made in this release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.
These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important factors, among others, that may affect actual results or outcomes include the effects of economic downturns and unstable market conditions; our ability in the future to continue to comply with the New York Stock Exchange’s (NYSE) listing standards and maintain the listing of our common stock on the NYSE; risks related to doing business in China; our ability to anticipate rapidly-changing consumer preferences in the apparel, footwear and accessories industries; our ability to execute our strategic initiatives, including transitioning Culture Kings to a data-driven, short lead time merchandising cycle; our ability to acquire new customers, retain existing customers or maintain average order value levels; the effectiveness of our marketing and our level of customer traffic; merchandise return rates; our ability to manage our inventory effectively; our success in identifying brands to acquire, integrate and manage on our platform; our ability to expand into new markets; the global nature of our business, including international economic, geopolitical instability (including the ongoing Russia-Ukraine, Israel-Palestine wars, U.S.-Iran conflict and relations between China and Taiwan), legal, compliance and supply chain risks (including as a result of trade policies, including the negotiation or termination of trade agreements and the imposition of higher tariffs on imports into the U.S. and Australia); interruptions in or increased costs of shipping and distribution, which could affect our ability to deliver our products to the market; our use of social media platforms and influencer sponsorship initiatives, which could adversely affect our reputation or subject us to fines or other penalties; fluctuating operating results; the inherent challenges in measuring certain of our key operating metrics, and the risk that real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business; the potential for tax liabilities that may increase the costs to our consumers; our ability to attract and retain highly qualified personnel, including key members of our leadership team; fluctuations in wage rates and the price, availability and quality of raw materials and finished goods, which could increase costs; foreign currency fluctuations; and other risks and uncertainties set forth in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (SEC) on March 5, 2026. a.k.a. Brands does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Investor Contact
investors@aka-brands.com
Media Contact
media@aka-brands.com

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net sales	$163,950	$159,023	$600,208	$574,697
Cost of sales	72,874	70,081	256,149	247,192
Gross profit	91,076	88,942	344,059	327,505
Operating expenses:
Selling	51,021	44,559	177,822	161,852
Marketing	20,534	22,278	74,125	74,710
General and administrative	30,268	24,897	110,161	101,264
Total operating expenses	101,823	91,734	362,108	337,826
Loss from operations	(10,747)	(2,792)	(18,049)	(10,321)
Other expense, net:
Interest expense	(2,451)	(2,635)	(9,975)	(10,296)
Other (expense) income	(73)	4	(1,291)	(1,044)
Total other expense, net	(2,524)	(2,631)	(11,266)	(11,340)
Loss before income taxes	(13,271)	(5,423)	(29,315)	(21,661)
Provision for income tax	(1,227)	(3,934)	(2,119)	(4,329)
Net loss	$(14,498)	$(9,357)	$(31,434)	$(25,990)

Net loss per share, basic and diluted	$(1.35)	$(0.88)	$(2.93)	$(2.46)
Weighted average shares outstanding, basic and diluted	10,751,859	10,655,476	10,725,607	10,567,656

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$20,273	$24,192
Accounts receivable, net	10,650	8,107
Inventory	86,177	95,750
Prepaid expenses and other current assets	12,371	16,720
Total current assets	129,471	144,769
Property and equipment, net	39,315	31,262
Operating lease right-of-use assets	88,624	65,382
Intangible assets, net	43,470	52,354
Goodwill	93,695	89,254
Deferred tax assets	8	47
Other assets	2,799	2,136
Total assets	$397,382	$385,204
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$31,248	$30,299
Accrued liabilities	33,532	31,216
Sales returns reserve	7,889	7,587
Deferred revenue	12,707	12,215
Income taxes payable	243	1,039
Operating lease liabilities, current	13,052	8,382
Current portion of long-term debt	6,375	6,300
Total current liabilities	105,046	97,038
Long-term debt	104,695	105,411
Operating lease liabilities	87,668	63,496
Other long-term liabilities	2,202	1,625
Total liabilities	299,611	267,570
Stockholders’ equity:
Preferred stock	—	—
Common stock	128	128
Additional paid-in capital	476,124	471,758
Accumulated other comprehensive loss	(53,644)	(60,849)
Accumulated deficit	(324,837)	(293,403)
Total stockholders’ equity	97,771	117,634
Total liabilities and stockholders’ equity	$397,382	$385,204

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(31,434)	$(25,990)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation expense	8,332	6,550
Amortization expense	9,426	11,047
Amortization of debt issuance costs	761	597
Lease incentives	3,621	—
Loss on disposal of businesses	600	673
Non-cash operating lease expense	13,615	8,979
Equity-based compensation	7,049	7,980
Deferred income taxes, net	41	1,508
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(2,331)	(3,294)
Inventory	12,070	(10,657)
Prepaid expenses and other current assets	4,273	1,539
Accounts payable	811	2,442
Income taxes payable	(802)	778
Accrued liabilities	1,781	7,138
Sales returns reserve	220	(1,849)
Deferred revenue	202	856
Lease liabilities	(11,799)	(7,628)
Net cash provided by operating activities	16,436	669
Cash flows from investing activities:
Purchases of intangible assets	—	(2)
Purchases of property and equipment	(17,069)	(11,592)
Net cash used in investing activities	(17,069)	(11,594)
Cash flows from financing activities:
Payments of debt issuance costs	(1,406)	—
Proceeds from line of credit	40,900	49,500
Repayment of line of credit	(35,600)	(26,200)
Proceeds from issuance of debt, net of issuance costs	13,773	—
Repayment of debt	(19,417)	(5,400)
Taxes paid related to net share settlement of equity awards	(944)	(1,103)
Proceeds from issuances under equity-based compensation plans	237	224
Repurchase of shares	(1,976)	(1,515)
Net cash (used in) provided by financing activities	(4,433)	15,506
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1,101	(2,131)
Net change in cash, cash equivalents and restricted cash	(3,965)	2,450
Cash, cash equivalents and restricted cash at beginning of period	26,479	24,029
Cash, cash equivalents and restricted cash at end of period	$22,514	$26,479

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$20,273	$24,192
Restricted cash, included in prepaid expenses and other current assets	232	577
Restricted cash, included in other assets	2,009	1,710
Total cash, cash equivalents and restricted cash	$22,514	$26,479

a.k.a. BRANDS HOLDING CORP.
KEY OPERATING AND FINANCIAL METRICS
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(dollars in thousands)	2025	2024	2025	2024
Gross margin	55.6%	55.9%	57.3%	57.0%
Net loss	$(14,498)	$(9,357)	$(31,434)	$(25,990)
Net loss margin	(8.8)%	(5.9)%	(5.2)%	(4.5)%
Adjusted EBITDA[2]	$2,512	$6,216	$19,721	$23,309
Adjusted EBITDA margin[2]	1.5%	3.9%	3.3%	4.1%
Key Operational Metrics and Regional Sales

	Three Months Ended December 31,			Year Ended December 31,
(metrics in millions, except AOV; sales in thousands)	2025	2024	% Change	2025	2024	% Change
Key Operational Metrics
Active customers[4]	4.18	4.07	2.7%	4.18	4.07	2.7%
Average order value	$76	$78	(2.6)%	$77	$79	(2.5)%
Number of orders	2.17	2.04	6.4%	7.77	7.32	6.1%

Sales by Region
U.S.	$101,232	$96,106	5.3%	$394,288	$368,799	6.9%
Australia/New Zealand	58,134	57,225	1.6%	185,638	180,328	2.9%
Rest of world	4,584	5,692	(19.5)%	20,282	25,570	(20.7)%
Total	$163,950	$159,023	3.1%	$600,208	$574,697	4.4%
Year-over-year growth on a constant currency basis[1]	2.8%			5.0%

Sales by Region - Two-Year Stack	Three Months Ended December 31,			Year Ended December 31,
	2025	2023	% Change	2025	2023	% Change
U.S.	$101,232	$79,057	28.0%	$394,288	$315,496	25.0%
Australia/New Zealand	58,134	63,272	(8.1)%	185,638	202,777	(8.5)%
Rest of world	4,584	6,583	(30.4)%	20,282	27,985	(27.5)%
Total	$163,950	$148,912	10.1%	$600,208	$546,258	9.9%
Active Customers
We view the number of active customers as a key indicator of our growth, our value proposition and consumer awareness of our brand, and their desire to purchase our products. In any particular period, we determine our number of active customers by counting the total number of unique customer accounts who have made at least one purchase in the preceding 12-month period, measured from the last date of such period.
Average Order Value
We define average order value (“AOV”) as net sales in a given period divided by the total orders placed in that period. AOV may fluctuate as we expand into new categories or geographies or as our assortment changes.
4 Trailing twelve months.

Number of Orders
We define the number of orders as the total number of orders placed by our customers, prior to product returns, across our platform or in our stores in any given period. An order is counted on the day the customer places the order. We consider the number of orders to be a key indicator of our ability to attract and retain customers, as well as an indicator of the desirability of our products.

a.k.a. BRANDS HOLDING CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)
Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures that management uses to assess our operating performance. Because Adjusted EBITDA and Adjusted EBITDA margin facilitate internal comparisons of our historical operating performance on a more consistent basis, we use these measures for business planning purposes.
We also believe this information will be useful for investors to facilitate comparisons of our operating performance and better identify trends in our business. We expect Adjusted EBITDA margin to increase over the long-term as we continue to scale our business and achieve greater leverage in our operating expenses.
We calculate Adjusted EBITDA as net income (loss) adjusted to exclude: interest and other expense; provision for (benefit from) income taxes; depreciation and amortization expense; equity-based compensation expense; costs to establish or relocate distribution centers; transaction costs; costs related to severance from headcount reductions; goodwill and intangible asset impairment; sales tax penalties; insured losses, net of any recoveries; and one-time or non-recurring items. We calculate Adjusted EBITDA margin as Adjusted EBITDA as a percentage of net sales. Adjusted EBITDA and Adjusted EBITDA margin are considered non-GAAP financial measures under the SEC’s rules because they exclude certain amounts included in net income (loss) and net income (loss) margin, the most directly comparable financial measures calculated in accordance with GAAP.
A reconciliation of non-GAAP Adjusted EBITDA to net loss for the three months and year ended December 31, 2025 and 2024 is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net loss	$(14,498)	$(9,357)	$(31,434)	$(25,990)
Add (deduct):
Total other expense, net	2,524	2,631	11,266	11,340
Provision for income tax	1,227	3,934	2,119	4,329
Depreciation and amortization expense	4,491	4,575	17,758	17,597
Equity-based compensation expense	1,252	1,993	7,049	7,980
Distribution center relocation costs	3,045	1,435	4,632	2,101
Non-routine legal matters	4,230	960	6,647	4,498
Non-routine items[5]	241	45	1,684	1,454
Adjusted EBITDA	$2,512	$6,216	$19,721	$23,309
Net loss margin	(8.8)%	(5.9)%	(5.2)%	(4.5)%
Adjusted EBITDA margin	1.5%	3.9%	3.3%	4.1%
5 Non-routine items include severance from headcount reductions; one time supply chain sourcing costs and sales tax penalties.